Trailmark Series Trust 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2026, relating to the consolidated financial statements and consolidated financial highlights of Trailmark Series Trust (formerly known as IDX Funds) comprising IDX Adaptive Opportunities Fund (formerly known as IDX Commodity Opportunities Fund), which are included in Form N-CSR for the year ended December 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Portfolio Holdings Disclosure”, “Management and Administration” and “Financial Information” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 27, 2026